Exhibit 99.1

Gentherm Reports 2024 Fourth Quarter and Full Year Results

Achieved 61% Year Over Year Net Income Growth; Record Annual Adjusted EBITDA of $183M

Secured Annual Automotive New Business Awards of $2.4 Billion

Establishes 2025 Guidance

NOVI, Michigan, February 19, 2025 /Global Newswire/ -- Gentherm (NASDAQ:THRM), a global market leader of innovative thermal management and pneumatic comfort technologies, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Bill Presley, the Company's President and CEO, said, “In 2024, the Company leveraged its culture of innovation to launch new products, record automotive new business awards well over $2 billion for the 2nd consecutive year, and achieved record Adjusted EBITDA. Gentherm has a strong foundation, unique capabilities and product offerings, as well as sustainable competitive advantages. As we look to the future, we will leverage these capabilities, scale our technologies, and optimize our operations to drive shareholder value.”

Fourth Quarter Highlights

•
Product revenues of $352.9 million decreased 3.8% from $366.9 million in the fourth quarter of 2023. Excluding the impact of foreign currency translation, product revenues decreased 3.3% year over year
•
Automotive revenues decreased 4.3% year over year; excluding the impact of foreign currency translation, automotive revenues decreased 3.7% year over year
•
GAAP diluted earnings per share was $0.49 as compared with $0.56 for the prior-year period
•
Adjusted diluted earnings per share was $0.29. Adjusted diluted earnings per share in the prior-year period was $0.90
•
Secured automotive new business awards totaling $640 million in the quarter

Full Year 2024 Highlights

•
Product revenues of $1,456.1 million decreased 0.9% from $1,469.1 million in 2023. Excluding the impact of foreign currency translation, product revenues decreased 0.4% year over year
•
Automotive revenues decreased 1.2% year over year; excluding the impact of foreign currency translation, automotive revenues decreased 0.7% year over year
•
GAAP diluted earnings per share was $2.06 as compared with $1.22 for the prior year
•
Adjusted diluted earnings per share was $2.33. Adjusted diluted earnings per share in the prior year was $2.59
•
Secured automotive new business awards totaling $2.4 billion
•
Maintained net leverage ~0.5x while investing in operations, and share repurchases
•
Repurchased $50.2 million of the Company’s common stock

2024 Fourth Quarter Financial Review

Product revenues for the fourth quarter of 2024 decreased by $14.0 million, or 3.8%, as compared with the prior-year period. Excluding the impact of foreign currency translation, product revenues decreased 3.3% year over year.

Automotive revenues decreased 4.3% year over year. Adjusting for foreign currency translation, phasing out the non-automotive and contract manufacturing electronics business as well as one-time benefits from recoveries in the prior year, Automotive revenues decreased 1.8% year over year. Revenues from Automotive Climate and Comfort Solutions increased 1.7% in the fourth quarter compared to the prior-year period.

According to S&P Global Mobility’s mid-February report, actual light vehicle production increased by 0.4% in the fourth quarter when compared with the same quarter of 2023 in the Company’s key markets of North America, Europe, China, Japan, and South Korea.

Gentherm Medical revenue increased 8.4% year over year. Adjusting for the impact of foreign currency translation, Medical revenues increased 8.9%.

Gross margin rate decreased to 24.4% in the current-year period, as compared with 26.2% in the prior-year period. The decrease from the prior-year period was driven by product mix, higher freight costs, the impact of foreign exchange, and the costs related to our new plants opening in Monterrey, Mexico and Tangier, Morrocco.

Net research and development expenses of $21.1 million in the quarter decreased slightly compared to the prior-year period primarily as a result of lower third-party spend.

Selling, general and administrative expenses of $38.6 million in the quarter decreased $3.3 million versus the prior-year period. The year-over-year decrease was primarily driven by lower compensation expenses, partially offset by leadership transition expenses in 2024.

Restructuring expenses, net of $0.7 million in the current-year period, decreased $0.6 million, versus the prior-year period primarily as a result of higher costs associated with footprint optimization in the prior-year.

The Company recorded Adjusted EBITDA of $41.4 million in the quarter compared with $49.0 million in the prior-year period, a decrease of $7.6 million or 15.6%.

Income tax expense in the quarter was $20.8 million, as compared with income tax gain of $0.9 million in the prior-year period. The year-over-year increase was primarily driven by one-time tax settlements relating to prior period tax audits.

GAAP diluted earnings per share for the quarter was $0.49 compared with $0.56 for the prior-year period. Adjusted diluted earnings per share for the quarter was $0.29 compared with $0.90 for the prior-year period.

2024 Full Year Financial Review

For full year 2024, the Company reported product revenues of $1,456.1 million, a 0.9% decrease over the prior year. Excluding the impact of foreign currency translation, product revenues decreased 0.4% year over year.

In the Automotive segment, 2024 full-year revenue was $1,406.3 million, a 1.2% decrease compared to the prior year. Revenue increases in the Lumbar and Massage Comfort Solutions and Steering Wheel Heater product categories were offset by decreases in the Climate Control Seat and Seat Heater categories and automotive revenue not related to Automotive Climate and Comfort Solutions. Adjusting for foreign currency translation Automotive revenue decreased 0.7% year over year. Adjusting for foreign currency translation, phasing out the non-automotive and contract manufacturing electronics business as well as one-time benefits from recoveries in the prior year, Automotive revenue increased 0.8% year over year.

According to S&P Global Mobility’s mid-February 2025 report, actual light vehicle production decreased 1.0% for the full year 2024 compared to full year 2023 in the Company’s key markets of North America, Europe, China, Japan and South Korea.

Medical segment revenue was $49.8 million for full year 2024, an 8.1% increase compared to the prior year. Adjusting for foreign currency translation, Medical revenues increased 8.2%.

Gross margin rate was 25.2% in 2024, a 130 basis point increase from 2023, primarily as a result of strong material performance, productivity, and the impact of our previously announced exit of the non-automotive electronics business, partially offset by annual price reductions, wage inflation, and the costs related to our new plants opening in Monterrey, Mexico and Tangier, Morrocco.

Net research and development expenses of $88.7 million in 2024 decreased 6.0% primarily as a result of lower project spend and a reduction in resources allocated to the battery performance solutions product category.

Selling, general and administrative expenses of $155.1 million in 2024 decreased $0.5 million, or 0.3%, versus the prior year period. The year over year decrease was primarily driven by acquisition and integration expenses in the prior year and lower compensation expenses, partially offset by leadership transition costs and increased investment in information technology in 2024.

The Company incurred $13.1 million in restructuring expenses, net in 2024, compared to $4.7 million in the prior year period primarily as a result of manufacturing footprint optimization and reductions to the global salaried workforce. The Company recorded impairment of goodwill charges of $19.5 million in 2023 related to the Medical segment.

The Company recorded Adjusted EBITDA of $182.9 million in 2024 compared with $180.6 million in the prior year, an increase of $2.3 million or 1.3%.

Income tax expense in 2024 was $37.3 million, as compared with $14.6 million in the prior year. The effective tax rate was 36.5% for 2024. This rate differed from the Federal statutory rate of 21%, primarily due to unfavorable geographic mix of earnings as well as the impact of one-time tax settlements relating to prior period tax audits. Excluding the impact of prior period tax audits, the effective tax rate was 26.9%.

GAAP diluted earnings per share for full year 2024 was $2.06 as compared with $1.22 for the prior year. Adjusted diluted earnings per share for full year 2024 was $2.33 as compared with $2.59 for the prior year.

The Company provides various non-GAAP financial measures in this release. See “Use of Non-GAAP Measures” below for additional information, including definitions, usefulness for investors and limitations, as well as reconciliations below to the most directly comparable GAAP financial measures.

Guidance

The Company is providing the following guidance for full year 2025:

•
Product revenues between $1.4 billion and $1.5 billion
•
Adjusted EBITDA between 12% and 13% of product revenues
•
Full year effective tax rate between 26% and 29%
•
Capital expenditures between $70 million and $80 million

Guidance assumptions:

•
Based on the current forecast of customer orders, our expectations of near-term conditions, and light vehicle production in our key markets decreasing at low single digit rate for full year 2025 versus 2024, and a EUR to USD exchange rate of $1.03/Euro. These assumptions do not include any impact of potential changes to tariffs.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13751539.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately two hours after the call until 11:59 pm Eastern Time on March 5, 2025. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13751539.

Investor Contact
Gregory Blanchette
investors@gentherm.com
248.308.1702

Media Contact
Melissa Fischer
media@gentherm.com
248.289.9702

About Gentherm

Gentherm (NASDAQ: THRM) is a global market leader of innovative thermal management and pneumatic comfort technologies. Automotive products include variable temperature Climate Control Seats®, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, Morocco, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. In making these statements we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. Such statements are subject to a number of important assumptions, significant risks and uncertainties (some of which are beyond our control) and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including but not limited to:

•
macroeconomic, geopolitical and similar global factors in the cyclical Automotive industry;
•
increasing U.S. and global competition, including with non-traditional entrants;

•
our ability to effectively manage new product launches and research and development, and the market acceptance of such products and technologies;
•
the evolution and recent challenges of the automotive industry towards electric vehicles, autonomous vehicles and mobility on demand services, and related consumer behaviors and preferences;
•
our ability to convert automotive new business awards into product revenues;
•
the recent supply-constrained environment, and inflationary and other cost pressures;
•
the production levels of our major customers and OEMs in our key markets and sudden fluctuations in such production levels;
•
our business in China, which is subject to unique operational, competitive, regulatory and economic risks;
•
the impact of our global operations, including our global supply chain, operations within Ukraine, and foreign currency and exchange risk;
•
the impact of global economic and trade policies, including increases in duties, tariffs and taxation on the import or export of our products related to U.S. trade disputes;
•
our ability to attract and retain highly skilled employees and wage inflation;
•
a tightening labor market, labor shortages or work stoppages impacting us, our customers or our suppliers, such as recent labor strikes among certain OEMs and suppliers;
•
our achievement of product cost reductions to offset customer-imposed price reductions or other pricing pressures;
•
our product quality and safety and impact of product safety recalls and alleged defects in products;
•
our ability to execute efforts to optimize our global supply chain and manufacturing footprint, including opening new facilities and transferring production;
•
our ability to integrate our recent acquisitions and realize synergies, as well as to consummate additional strategic acquisitions, investments and exits, and achieve planned benefits;
•
any security breaches and other disruptions to our information technology networks and systems, as well as privacy, data security and data protection risks, including risks associated with use of artificial intelligence capabilities in our business operations;
•
any loss or insolvency of our key customers and OEMs, or key suppliers;
•
our ability to project future sales volume based on third-party information, based on which we manage our business;
•
the protection of our intellectual property in certain jurisdictions;
•
our compliance with global anti-corruption laws and regulations;
•
legal and regulatory proceedings and claims involving us or one of our major customers;
•
the extensive regulation of our patient temperature management business;
•
risks associated with our manufacturing processes;
•
the effects of climate change and catastrophic events, as well as regulatory and stakeholder-imposed requirements to address climate change and other sustainability issues;
•
our product quality and safety;
•
our borrowing availability under our revolving credit facility, as well ability to access the capital markets, to support our planned growth; and
•
our indebtedness and compliance with our debt covenants.

The foregoing risks should be read in conjunction with the Company's reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including “Risk Factors,” in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, with reasonable frequency, we have entered into business combinations, acquisitions, divestitures, strategic investments and other significant transactions. Such forward-looking statements do not include the potential impact of any such transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding: adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); Adjusted EBITDA margin; adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”); free cash flow; Net Debt, net leverage ratio (“net leverage”), revenue, segment revenue and product revenue excluding foreign currency translation and other specified gains and losses; Automotive Climate and Comfort Solutions revenues; and adjusted operating expenses, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, non-cash stock based compensation expenses, restructuring expenses, net, unrealized currency gain or loss and other gains and losses not reflective of the Company’s ongoing operations and related tax effects. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by restructuring expenses, net, unrealized currency gain or loss and other gains and losses not reflective of the Company’s ongoing operations and related tax effects. The Company defines Free Cash Flow as Net cash provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines net leverage as Net Debt divided by Adjusted EBITDA for the trailing four fiscal quarters. The Company defines revenue, segment revenue or product revenue excluding foreign currency translation and other specified gains and losses as such revenue, excluding the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates and excluding the other items specified in the reconciliation tables herein. The Company defines Automotive Climate and Comfort Solutions revenues as Automotive revenue excluding specified product revenues and the impact of non-automotive electronics and contract manufacturing electronics revenues. The Company defines adjusted operating expenses as operating expenses excluding related non-cash stock based compensation, restructuring expenses, net, and other losses not reflective of the Company’s ongoing operations.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated February 19, 2025.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results and therefore enhance the comparability of the Company's results and provide additional information for analyzing trends in the business. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income (loss), revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. The Company has not reconciled the non-GAAP forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Product revenues	$352,914	$366,933	$1,456,124	$1,469,076
Cost of sales	266,810	270,637	1,089,693	1,117,452
Gross margin	86,104	96,296	366,431	351,624
Operating expenses:
Net research and development expenses	21,078	21,367	88,697	94,358
Selling, general and administrative expenses	38,646	41,899	155,108	155,579
Restructuring expenses, net	768	1,327	13,110	4,739
Impairment of intangible assets and property and equipment	1,971	—	2,501	—
Impairment of goodwill	—	—	—	19,509
Total operating expenses	62,463	64,593	259,416	274,185
Operating income	23,641	31,703	107,015	77,439
Interest expense, net	(3,344)	(5,197)	(15,300)	(14,641)
Foreign currency gain (loss)	15,812	(6,302)	9,599	(5,918)
Other (loss) income	(1)	(2,984)	951	(1,926)
Earnings before income tax	36,108	17,220	102,265	54,954
Income tax expense (gain)	20,787	(867)	37,318	14,611
Net income	$15,321	$18,087	$64,947	$40,343
Basic earnings per share	$0.50	$0.57	$2.08	$1.23
Diluted earnings per share	$0.49	$0.56	$2.06	$1.22
Weighted average number of shares – basic	30,912	31,974	31,293	32,778
Weighted average number of shares – diluted	31,054	32,200	31,476	33,067

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Climate Control Seat	$116,031	$121,797	(4.7)%	$468,820	$482,665	(2.9)%
Seat Heaters	70,752	77,456	(8.7)%	297,866	308,588	(3.5)%
Lumbar and Massage Comfort Solutions	45,494	35,321	28.8%	178,584	144,923	23.2%
Steering Wheel Heaters	42,824	38,777	10.4%	169,763	153,943	10.3%
Valve Systems	23,082	23,746	(2.8)%	105,056	106,262	(1.1)%
Automotive Cables	15,906	19,862	(19.9)%	73,091	79,993	(8.6)%
Battery Performance Solutions	11,643	18,346	(36.5)%	58,183	75,484	(22.9)%
Electronics	6,847	9,931	(31.1)%	33,065	40,387	(18.1)%
Other Automotive	6,255	8,709	(28.2)%	21,850	30,707	(28.8)%
Subtotal Automotive segment	338,834	353,945	(4.3)%	1,406,278	1,422,952	(1.2)%
Medical segment	14,080	12,988	8.4%	49,846	46,124	8.1%
Total Company	$352,914	$366,933	(3.8)%	$1,456,124	$1,469,076	(0.9)%

Foreign currency translation impact (a)	(1,995)	—		(7,129)	—
Total Company, excluding foreign currency translation impact	$354,909	$366,933	(3.3)%	$1,463,253	$1,469,076	(0.4)%

(a) Foreign currency translation impacts for the Automotive segment and Medical segment were $(1,931) and $(64), respectively, for the three months ended December 31, 2024. Foreign currency translation impacts for the Automotive segment and Medical segment were $(7,060) and $(70), respectively, for the twelve months ended December 31, 2024.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

AND ADJUSTED EBITDA MARGIN

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$15,321	$18,087	$64,947	$40,343
Add back:
Depreciation and amortization	12,587	12,062	51,329	50,416
Income tax expense (benefit) (a)	20,787	(867)	37,318	14,611
Interest expense, net (b)	3,344	5,197	15,300	14,641
Adjustments:
Non-cash stock based compensation	98	3,164	10,432	11,756
Restructuring expenses, net	768	1,327	13,110	4,739
Unrealized currency (gain) loss	(16,970)	4,898	(10,719)	9,125
Leadership transition expenses	3,802	—	3,802	—
Impairment of intangible assets and property and equipment	1,971	—	2,501	—
Acquisition and integration expenses	—	578	—	5,308
Impairment of goodwill	—	—	—	19,509
Non-automotive electronics inventory (benefit) charge	(103)	575	(4,554)	6,064
Other (c)	(231)	4,001	(574)	4,072
Adjusted EBITDA	$41,374	$49,022	$182,892	$180,584

Product revenues	$352,914	$366,933	$1,456,124	$1,469,076
Net income margin	4.3%	4.9%	4.5%	2.7%
Adjusted EBITDA margin	11.7%	13.4%	12.6%	12.3%

(a) Includes $2,423 of deferred income tax benefit associated with the goodwill impairment of the Medical reporting unit for the twelve months ended December 31, 2023.

(b) Includes $186 and $1,343 of interest expense for the three months and twelve months ended December 31, 2024, related to mark-to-market adjustment of our floating-to-fixed interest rate swap agreement with a notional amount of $100,000.

(c) Includes $2,900 of non-cash impairment charges related to our Carrar Ltd. Investment for the three and twelve months ended December 31, 2023.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

AND ADJUSTED EARNINGS PER SHARE

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$15,321	$18,087	$64,947	$40,343
Non-cash purchase accounting impact	1,572	1,604	6,369	7,397
Restructuring expenses, net	768	1,327	13,110	4,739
Unrealized currency (gain) loss	(16,970)	4,898	(10,719)	9,125
Leadership transition expenses	3,802	—	3,802	—
Impairment of intangible assets and property and equipment	1,971	—	2,501	—
Acquisition and integration expenses	—	578	—	5,308
Impairment of goodwill	—	—	—	19,509
Non-automotive electronics inventory (benefit) charge	(103)	575	(4,554)	6,064
Other (a)	(231)	4,001	(574)	4,072
Tax effect of above	2,964	(2,179)	(1,582)	(10,814)
Adjusted net income	$9,094	$28,891	$73,300	$85,743

Weighted average shares outstanding (in thousands):
Basic	30,912	31,974	31,293	32,778
Diluted	31,054	32,200	31,476	33,067

Earnings per share, as reported:
Basic	$0.50	$0.57	$2.08	$1.23
Diluted	$0.49	$0.56	$2.06	$1.22
Adjusted earnings per share:
Basic	$0.29	$0.90	$2.34	$2.62
Diluted	$0.29	$0.90	$2.33	$2.59

(a) Includes $2,900 of non-cash impairment charges related to our Carrar Ltd. Investment for the three and twelve months ended December 31, 2023.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands, except share data)

(Unaudited)

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$134,134	$149,673
Accounts receivable, net	258,112	253,579
Inventory, net	227,356	205,892
Other current assets	64,413	78,420
Total current assets	684,015	687,564
Property and equipment, net	252,970	245,234
Goodwill	99,603	104,073
Other intangible assets, net	57,251	66,482
Operating lease right-of-use assets	43,954	27,358
Deferred income tax assets	75,041	81,930
Other non-current assets	34,722	21,730
Total assets	$1,247,556	$1,234,371
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$226,815	$215,827
Current lease liabilities	7,517	7,700
Current maturities of long-term debt	137	621
Other current liabilities	105,824	100,805
Total current liabilities	340,293	324,953
Long-term debt, less current maturities	220,064	222,217
Non-current lease liabilities	37,052	16,175
Pension benefit obligation	4,017	3,209
Other non-current liabilities	29,183	23,095
Total liabilities	$630,609	$589,649
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 30,788,639 and 31,542,001 issued and outstanding at December 31, 2024 and December 31, 2023, respectively	2,049	50,503
Paid-in capital	4,290	—
Accumulated other comprehensive loss	(85,193)	(30,160)
Accumulated earnings	695,801	624,379
Total shareholders’ equity	616,947	644,722
Total liabilities and shareholders’ equity	$1,247,556	$1,234,371

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
Operating Activities:
Net income	$64,947	$40,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,975	50,948
Deferred income taxes	10,580	(13,072)
Stock based compensation	10,432	11,627
Provisions for inventory	6,437	6,867
Impairment of intangible assets and property and equipment	2,501	—
Loss on disposition of property and equipment	(1,603)	721
Impairment of goodwill	—	19,509
Other	(1,156)	2,920
Changes in assets and liabilities:
Accounts receivable, net	(12,077)	(4,195)
Inventory	(34,195)	6,907
Other assets	(44,696)	(26,179)
Accounts payable	16,222	31,029
Other liabilities	39,279	(8,160)
Net cash provided by operating activities	109,646	119,265
Investing Activities:
Purchases of property and equipment	(73,314)	(37,602)
Proceeds from the sale of property and equipment	7,862	391
Proceeds from deferred purchase price of factored receivables	12,876	13,903
Cost of technology investments	(955)	(815)
Net cash used in investing activities	(53,531)	(24,123)
Financing Activities:
Borrowings on debt	68,000	60,000
Repayments of debt	(70,615)	(72,280)
Proceeds from the exercise of Common Stock options	5,791	263
Taxes withheld and paid on employee's share-based payment awards	(3,296)	(2,940)
Cash paid for the repurchase of Common Stock	(51,585)	(91,094)
Net cash used in financing activities	(51,705)	(106,051)
Foreign currency effect	(19,949)	6,691
Net decrease in cash and cash equivalents	(15,539)	(4,218)
Cash and cash equivalents at beginning of period	149,673	153,891
Cash and cash equivalents at end of period	$134,134	$149,673
Supplemental disclosure of cash flow information:
Cash paid for taxes	$20,837	$23,273
Cash paid for interest	13,007	13,242

GENTHERM INCORPORATED

OTHER NON-GAAP RECONCILIATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Automotive revenues	$338,834	$353,945	$1,406,278	$1,422,952
Less: Non-automotive electronics revenues and contract manufacturing electronics	2,755	5,729	15,719	27,866
Less: One-time benefits from recoveries and retrofits	—	3,877	—	7,974
Adjusted Automotive revenues	336,079	344,339	1,390,559	1,387,112
Foreign currency translation impact	(1,934)	—	(6,982)	—
Adjusted Automotive revenues, excluding foreign currency translation impact	$338,013	$344,339	$1,397,541	$1,387,112
Year over Year % change	(1.8)%		0.8%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Automotive revenues	$338,834	$353,945	$1,406,278	$1,422,952
Less: Valve Systems	23,082	23,746	105,056	106,262
Less: Automotive Cables	15,906	19,862	73,091	79,993
Less: Battery Performance Solutions	11,643	18,346	58,183	75,484
Less: Non-automotive and contract manufacturing electronics	2,755	5,729	15,719	27,866
Automotive Climate and Comfort Solutions revenues	285,448	286,262	1,154,229	1,133,347
Less: One-time benefits from recoveries and retrofits	—	3,877	—	7,974
Adjusted Automotive Climate and Comfort Solutions revenues	285,448	282,385	1,154,229	1,125,373
Foreign currency translation impact	(1,630)	—	(6,337)	—
Adjusted Automotive Climate and Comfort Solutions revenues, excluding foreign currency translation impact	$287,078	$282,385	$1,160,566	$1,125,373
Year over Year % change	1.7%		3.1%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total operating expenses	$62,463	$64,593	$259,416	$274,185
Restructuring expense, net	(768)	(1,327)	(13,110)	(4,739)
Non-cash stock based compensation	(192)	(3,164)	(9,909)	(11,382)
Leadership transition expenses	(3,802)	—	(3,802)	—
Impairment of intangible assets and property and equipment	(1,971)	—	(2,501)	—
Impairment of goodwill	—	—	—	(19,509)
Acquisition and Integration expenses	—	(578)	—	(5,308)
Other	231	(1,139)	(990)	(1,729)
Adjusted operating expenses	$55,961	$58,385	$229,104	$231,518